 NSAR Exhibit 77C: Matters submitted to a vote of Security Holders.

A Special Meeting of the Shareholders of Tax Exempt Proceeds Fund, Inc. (the
"Fund"), was held at the offices of the Fund, 1411 Broadway, New York, New
York on December 1, 2011, at 2:00 P.M., Eastern time to approve the Agreement and Plan of Liquidation and Dissolution of the Fund.

The results of the voting are as follows:

TAX EXEMPT PROCEEDS FUND, INC.
SPECIAL MEETING OF SHAREHOLDERS, DECEMBER 1, 2011
(UNAUDITED)
================================================================================

                       Shares               % of                        % of
         Voted          Outstanding Shares            Shares Voted
  --------------       ------        -------------------            ------------

   For              56,926,638.00           67.93%                     100.00%
   Against               0.00            0.00%                       0.00%
   Abstain                     0.00            0.00%                       0.00%